EXHIBIT 1.

FFC
FLUSHING
FINANCIAL CORP.

CONTACT:
Michael J. Hegarty                      Van Negris/Phillip J. Denning
Executive Vice President                Kehoe, White, Van Negris & Company, Inc.
Flushing Financial Corporation          (212) 396-0606
(718) 961-5400

FOR IMMEDIATE RELEASE

           FLUSHING FINANCIAL CORPORATION APPROVES 3 FOR 2 STOCK SPLIT
                               AND RAISES DIVIDEND

FLUSHING,  NY -- AUGUST 20,  1998 --  Flushing  Financial  Corporation  (Nasdaq:
FFIC), the parent holding company for Flushing Savings Bank, FSB, today announced that the Board of Directors of the Corporation has approved a three-for-two stock split of the Corporation's common stock to be paid on September 30, 1998, to stockholders of record at the close of business on September 10, 1998.

The Corporation also announced that the Board has declared a quarterly cash dividend in the amount of $0.09 per share payable on September 30, 1998 on the shares outstanding before the stock split to shareholders of record at the close of business on September 10, 1998. This dividend is at the annual rate of $0.36 for each share of common stock presently outstanding, representing an increase of $0.04 per share annually over the previous rate. In terms of shares which will be outstanding as a result of the three-for-two stock split, the dividend is at the annual rate of $0.24 per share.

James F. McConnell, Flushing Financial's President and Chief Executive Officer, stated: "The continued improvement in Flushing's financial position, strong capital position and operating outlook underlie the Bank's decision to increase the dividend and to also declare a 50 percent stock dividend, which we believe will increase our liquidity in the market. The Board will continue to review future dividend payouts on a quarterly basis."

Flushing Financial Corporation is the holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the FDIC. The Bank conducts its business through seven banking offices located in Queens, Brooklyn, Manhattan and Nassau County.
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